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                                                                   EXHIBIT 10.16


                              TAX SHARING AGREEMENT

     THIS AGREEMENT is made and entered into as of July 15, 1996 by and between CELL GENESYS, INC. ("CGI"), a Delaware corporation and ABGENIX, INC. ("Abgenix"), a Delaware corporation.


                              B A C K G R 0 U N D

     1. CGI owns all of the outstanding capital stock of Abgenix and expects to own at least 80 percent of such stock for an extended period. In consequence, CGI and Abgenix are members of an affiliated group (the "Affiliated Group") within the meaning of Section 1504(1) of the Internal Revenue Code that is eligible to file United States federal income tax returns on a consolidated basis.

     2. CGI intends to elect on behalf of itself and Abgenix to file consolidated federal income tax returns and intends to file corresponding state franchise and income tax returns on a consolidated or combined basis.

     3. This Agreement is intended to provide for the allocation of federal and state tax liabilities between CGI and Abgenix and to provide for the reimbursement of Abgenix for tax benefits used by CGI under applicable tax rules.


                                A G R E E M E N T

     ACCORDINGLY, the parties agree as follows:

     1. Consolidated Return Election. At CGI's election, CGI and Abgenix will join in -- the filing of consolidated federal income tax returns and/or state combined franchise or income tax returns, beginning with such tax year or years as CGI may properly select. Abgenix agrees to file such consents, elections, and other documents and to take such other action as may be necessary or appropriate to carry out the purpose of this Section 1. Any period for which Abgenix is included in a consolidated federal income tax return or a combined state franchise or income tax return is referred to in this Agreement as a "Consolidated Return Year."

     2. Abgenix Liability to CGI for Consolidated Return Years. Within 30 days after the end of each Consolidated Return Year, Abgenix shall pay to CGI the amount of the federal and state income and franchise tax liability, reduced by all available tax credits of Abgenix (to the extent such credits are used in consolidation or combination) that Abgenix records as its annual current tax provision as if it were filing a separate federal or state consolidated or combined income or franchise tax return for such Consolidated Return Year.



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     3. CBI Liability to Abgenix for Consolidated Return Years. If for any
Consolidated Return Year, Abgenix realizes a loss or credit that reduces the consolidated tax liability of CGI and or any other members of the consolidated or combined group below the amount that would have been payable if Abgenix had not realized such loss or credit, then CGI shall pay the amount of the reduction so computed to Abgenix within 30 days after the end of such year.

     4. Interim Estimated Payments. Before the end of any Consolidated Return Year, Abgenix shall advance to CGI (by such tine as estimated tax payments would otherwise be due if separate estimated tax payments were required to be paid by Abgenix) amounts necessary to reimburse CGI for that portion of any estimated federal and state income and franchise tax payments attributable to the inclusion of Abgenix in the consolidated or combined filing group of CGI., Any amounts so paid in any Consolidated Return Year shall reduce the amount payable to CGI pursuant to Section 2.

     5. Audits and Adjustments. In the event of any adjustment of the tax liability of the Affiliated Group by reason of an amended return, claim for refund, or audit by the Internal Revenue Service or any state tax authority, the liability of CGI and Abgenix to each other and to the Internal Revenue Service for any period covered by this Agreement shall be redetermined after giving full effect to any such adjustments as if such adjustments had been made as part of the original return of such period. Payments or' credits between CGI and Abgenix shall be made at the time of any payment of tax or receipt of refund or credit to or from the Internal Revenue Service or state tax authority with respect to such adjustments, and such payments or credits shall include any interest attributable to such adjustments,,. If any penalties (including penalties for failure to pay estimated taxes) are asserted with respect to the filing of any consolidated return, the penalty shall be shared appropriately between CGI and Abgenix based upon whose action or inaction (such as understating taxable income) contributed to the penalty. CGI and Abgenix shall indemnify each other against any claim by the Internal Revenue Service or state tax authority of tax due from the Affiliated Group that exceeds the separately computed tax liability of either.

     6. Governing Law. This Agreement is governed by the laws of the State of California.

     7. Successors. This Agreement shall be binding upon and inure to the benefit of any successors to any of the parties hereto. In the event any corporation subsequently becomes an includible corporation of the Affiliated Group, the parties agree to use their best efforts to cause such corporation to become a party to this Agreement and to be subject to all the terms and conditions hereof.

     8. Duration. This Agreement shall remain in effect with respect to any taxable year hereof for which consolidated or confined returns are filed by CGI as a common parent coporation and such party is an includible corporation in such consolidated return.




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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date that appears in its first paragraph.


CELL GENESYS, INC.                      ABGENIX, INC.


By: /s/ Stephen A. Sherwin              By: /s/ R. Scott Greer
-------------------------------------       ------------------------------------
Stephen A. Sherwin                          R. Scott Greer
President and                               President and
Chief Executive Officer                     Chief Executive Officer




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